NEWS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200

August 1, 2024	Contact:	Steven F. Nicola	William D. Wilson
		Chief Financial Officer and Secretary	Senior Director, Corporate Development

MATTHEWS INTERNATIONAL REPORTS RESULTS FOR
FISCAL 2024 THIRD QUARTER

Fiscal 2024 Third Quarter Financial Highlights:
•Outstanding debt reduced by $12.6 million during the quarter
•3rd Quarter GAAP EPS of $0.06; non-GAAP adjusted EPS of $0.56
•SGK Brand Solutions segment reports sales growth for the quarter
•Energy storage sales impacted by customer delays
•Company announces cost reduction initiatives
•Webcast: Friday, August 2, 2024, 9:00 a.m., (201) 689-8471

PITTSBURGH, PA, August 1, 2024 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for its third quarter of fiscal 2024.

In discussing the results for the Company’s fiscal 2024 third quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“Our consolidated financial results continue to be underpinned by the strength of our core businesses, particularly from our Memorialization and SGK Brand Solutions segments, which generated another quarter of solid performance. The Memorialization segment reported sales relatively consistent with the same quarter last year, despite a decline in U.S. casketed deaths. The impact of unit volume declines in cemetery memorials and caskets related to the lower deaths was substantially offset by improved pricing and higher sales of mausoleums.

“Sales for the SGK Brand Solutions segment were modestly higher for the current quarter. The segment’s improvement primarily reflected growth in the private label market and in its European packaging business. The pricing environment to mitigate inflationary cost increases in this business also continues to improve.

“With respect to the Industrial Technologies segment, sales for our product identification business also remained relatively consistent with a year ago. However, further customer delays of shipments and related installations for our energy storage business unfavorably impacted the segment’s sales compared to a year ago. Additionally, slow conditions in the general warehouse automation market contributed to the year-over-year decline in sales for this segment.

“For the three months ended June 30, 2024, we reported another quarter of solid cash flow which facilitated further reduction of $12.6 million in our outstanding debt. We are currently projecting further

Matthews International Reports Results for Fiscal 2024 Third Quarter

August 1, 2024
debt reduction in the fiscal 2024 fourth quarter. With respect to our outstanding bonds, which are scheduled to mature on December 1, 2025, we expect this refinancing to be completed in advance of December 1, 2024.

“Looking forward to our fiscal 2024 fourth quarter, we currently project adjusted EBITDA to be relatively consistent with a year ago. The Memorialization segment is expected to be generally in line with last year despite lower projected deaths, and the SGK Brand Solutions segment is expected to finish fiscal 2024 relatively consistent as well. We expect energy storage shipments and installations to pick up in the fiscal 2024 fourth quarter, and into fiscal 2025. Also, order rates for the warehouse automation business began to improve in the third quarter, which has continued into the early part of our fourth quarter. As a result, we are currently projecting adjusted EBITDA for fiscal 2024 to be in the range of $205 million to $210 million.

“As we have previously indicated, our proprietary dry battery electrode equipment technology significantly reduces the production cost of batteries. As you are aware, Tesla recently filed a suit attempting to restrict us from offering our innovative solutions to others. We remain confident in our ability to sell our equipment solutions into the growing electric vehicle market as our experienced global engineering talent brings a unique and valuable knowledge base to this market. Battery and automobile equipment manufacturers from around the world continue to solicit us for an opportunity to work with our Company and we have continued to receive orders. We do not currently believe Tesla's suit will have a material impact on the Company and we continue to strongly believe that there is no merit to the claims against the Company.

“Lastly, beginning in our fiscal 2024 fourth quarter, we are initiating cost reduction programs which will span several of our business units as well as our corporate functions. We are targeting annual consolidated savings from these programs of up to $50 million, with the most significant portion from our engineering and tooling operations in Europe. These initiatives are designed to position these businesses to capitalize on future growth opportunities. We currently estimate our one-time costs to achieve these savings to approximate $40 million.”

Third Quarter Fiscal 2024 Consolidated Results (Unaudited)

($ in millions, except per share data)	Q3 FY2024	Q3 FY2023	Change	% Change
Sales	$427.8	$471.9	$(44.1)	(9.3)%
Net income attributable to Matthews	$1.8	$8.7	$(7.0)	(79.7)%
Diluted earnings per share	$0.06	$0.28	$(0.22)	(78.6)%
Non-GAAP adjusted net income	$17.3	$23.0	$(5.7)	(24.7)%
Non-GAAP adjusted EPS	$0.56	$0.74	$(0.18)	(24.3)%
Adjusted EBITDA	$44.7	$56.2	$(11.4)	(20.4)%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures.

Consolidated sales for the quarter ended June 30, 2024 were $427.8 million, compared to $471.9 million for the same quarter a year ago, representing a decrease of $44.1 million, or 9.3%. Changes in foreign currency exchange rates were estimated to have an unfavorable impact of $4.1 million on fiscal 2024 third quarter sales compared to the prior year.

Net income attributable to the Company for the quarter ended June 30, 2024 was $1.8 million, or $0.06 per share, compared to $8.7 million, or $0.28 per share in the prior year. On a non-GAAP adjusted basis, earnings for the fiscal 2024 third quarter were $0.56 per share, compared to $0.74 per share a year ago. The decrease was primarily attributable to lower consolidated adjusted EBITDA and higher interest expense for the current quarter compared to a year ago, partially offset by income tax benefits. Adjusted EBITDA for the fiscal 2024 third quarter was $44.7 million, compared to $56.2 million a year ago,

Matthews International Reports Results for Fiscal 2024 Third Quarter

August 1, 2024
primarily reflecting lower adjusted EBITDA in the Industrial Technologies segment, partially offset by lower corporate and non-operating costs.

Fiscal 2024 Year-to-Date Consolidated Results (Unaudited)

($ in millions, except per share data)	YTD FY2024	YTD FY2023	Change	% Change
Sales	$1,349.0	$1,400.7	$(51.7)	(3.7)%
Net income attributable to Matthews	$8.5	$21.6	$(13.1)	(60.6)%
Diluted earnings per share	$0.27	$0.69	$(0.42)	(60.9)%
Non-GAAP adjusted net income	$50.5	$59.8	$(9.3)	(15.6)%
Non-GAAP adjusted EPS	$1.62	$1.92	$(0.30)	(15.6)%
Adjusted EBITDA	$147.0	$163.9	$(16.9)	(10.3)%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures.

Consolidated sales for the nine months ended June 30, 2024 were $1.35 billion, compared to $1.40 billion a year ago, representing an decrease of $51.7 million, or 3.7%. Changes in foreign currency rates were estimated to have a favorable impact of $660,000 on fiscal 2024 consolidated sales compared to last year.

Net income attributable to the Company for the nine months ended June 30, 2024 was $8.5 million, or $0.27 per share, compared to $21.6 million, or $0.69 per share in the prior year. On a non-GAAP adjusted basis, earnings for the nine months ended June 30, 2024 were $1.62 per share, compared to $1.92 per share a year ago. The decrease was primarily attributable to lower consolidated adjusted EBITDA and higher interest expense for the current period compared to a year ago, partially offset by income tax benefits. Adjusted EBITDA for the first nine months of fiscal 2024 was $147.0 million, compared to $163.9 million a year ago, reflecting lower adjusted EBITDA in the Industrial Technologies and Memorialization segments, partially offset by higher adjusted EBITDA in the SGK Brand Solutions segment and lower corporate and non-operating costs.

Webcast

The Company will host a conference call and webcast on Friday, August 2, 2024 at 9:00 a.m. Eastern Time to review its financial and operating results and discuss its corporate strategies and outlook. A question-and-answer session will follow. The conference call can be accessed by dialing (201) 689-8471. The audio webcast can be monitored at www.matw.com. As soon as available after the call, a transcript of the call will be posted on the Investor Relations section of the Company’s website at www.matw.com.

Matthews International Reports Results for Fiscal 2024 Third Quarter

August 1, 2024
About Matthews International Corporation

Matthews International Corporation is a global provider of memorialization products, industrial technologies, and brand solutions. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets, cremation-related products, and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment includes the design, manufacturing, service and distribution of high-tech custom energy storage solutions; product identification and warehouse automation technologies and solutions, including order fulfillment systems for identifying, tracking, picking and conveying consumer and industrial products; and coating and converting lines for the packaging, pharma, foil, décor and tissue industries. The SGK Brand Solutions segment is a leading provider of packaging solutions and brand experiences, helping companies simplify their marketing, amplify their brands and provide value. The Company has approximately 12,000 employees in more than 30 countries on six continents that are committed to delivering the highest quality products and services.

Forward-looking Information

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the expectations, hopes, beliefs, intentions or strategies of the Company regarding the future, and may be identified by the use of words such as “expects,” “believes,” “intends,” “projects,” “anticipates,” “estimates,” “plans,” “seeks,” “forecasts,” “predicts,” “objective,” “targets,” “potential,” “outlook,” “may,” “will,” “could” or the negative of these terms, other comparable terminology and variations thereof. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations, and no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in interest rates, changes in the cost of materials used in the manufacture of the Company's products, any impairment of goodwill or intangible assets, environmental liability and limitations on the Company’s operations due to environmental laws and regulations, disruptions to certain services, such as telecommunications, network server maintenance, cloud computing or transaction processing services, provided to the Company by third-parties, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, or other factors such as supply chain disruptions, labor shortages or labor cost increases, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company's acquisitions and divestitures, cybersecurity concerns and costs arising with management of cybersecurity threats, effectiveness of the Company's internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company's control, impact of pandemics or similar outbreaks, or other disruptions to our industries, customers, or supply chains, the impact of global conflicts, such as the current war between Russia and Ukraine, the outcome of the Company's dispute with Tesla, Inc. ("Tesla"), and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Matthews International Reports Results for Fiscal 2024 Third Quarter

August 1, 2024
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2024	2023	% Change	2024	2023	% Change
Sales	$427,833	$471,908	(9.3)%	$1,349,042	$1,400,728	(3.7)%
Cost of sales	(295,996)	(333,603)	(11.3)%	(936,670)	(973,870)	(3.8)%
Gross profit	131,837	138,305	(4.7)%	412,372	426,858	(3.4)%
Gross margin	30.8%	29.3%		30.6%	30.5%

Selling and administrative expenses	(116,098)	(106,141)	9.4%	(347,124)	(333,556)	4.1%
Amortization of intangible assets	(9,037)	(10,640)	(15.1)%	(27,791)	(31,499)	(11.8)%
Operating profit	6,702	21,524	(68.9)%	37,457	61,803	(39.4)%
Operating margin	1.6%	4.6%		2.8%	4.4%

Interest and other deductions, net	(13,754)	(13,411)	2.6%	(39,633)	(36,224)	9.4%
(Loss) income before income taxes	(7,052)	8,113	(186.9)%	(2,176)	25,579	(108.5)%
Income taxes	8,829	558	NM	10,677	(4,136)	NM
Net income	1,777	8,671	(79.5)%	8,501	21,443	(60.4)%
Non-controlling interests	—	67	(100.0)%	—	125	(100.0)%
Net income attributable to Matthews	$1,777	$8,738	(79.7)%	$8,501	$21,568	(60.6)%

Earnings per share -- diluted	$0.06	$0.28	(78.6)%	$0.27	$0.69	(60.9)%

Earnings per share -- non-GAAP (1)	$0.56	$0.74	(24.3)%	$1.62	$1.92	(15.6)%

Dividends declared per share	$0.24	$0.23	4.3%	$0.72	$0.69	4.3%

Diluted Shares	31,228	31,244		31,223	31,129
(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release
NM: Not meaningful

SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023
Sales:
Memorialization	$202,664	$208,728	$632,891	$638,119
Industrial Technologies	91,731	130,533	319,241	365,190
SGK Brand Solutions	133,438	132,647	396,910	397,419
	$427,833	$471,908	$1,349,042	$1,400,728

Adjusted EBITDA:
Memorialization	$38,737	$39,929	$122,051	$127,096
Industrial Technologies	4,196	15,041	23,846	42,808
SGK Brand Solutions	16,054	16,364	44,317	39,616
Corporate and Non-Operating	(14,241)	(15,146)	(43,186)	(45,594)
Total Adjusted EBITDA (1)	$44,746	$56,188	$147,028	$163,926

(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release

Matthews International Reports Results for Fiscal 2024 Third Quarter

August 1, 2024
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (Unaudited)
(In thousands)

	June 30, 2024	September 30, 2023
ASSETS
Cash and cash equivalents	$42,745	$42,101
Accounts receivable, net	192,817	207,526
Inventories, net	248,644	260,409
Other current assets	157,873	138,221
Total current assets	642,079	648,257
Property, plant and equipment, net	272,875	270,326
Goodwill	706,219	698,109
Other intangible assets, net	134,801	160,478
Other long-term assets	105,903	110,211
Total assets	$1,861,877	$1,887,381

LIABILITIES
Long-term debt, current maturities	$5,476	$3,696
Other current liabilities	380,676	390,904
Total current liabilities	386,152	394,600
Long-term debt	824,745	786,484
Other long-term liabilities	147,288	181,016
Total liabilities	1,358,185	1,362,100

SHAREHOLDERS' EQUITY
Total shareholders' equity	503,692	525,281
Total liabilities and shareholders' equity	$1,861,877	$1,887,381

CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(In thousands)

	Nine Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income	$8,501	$21,443
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	70,441	71,813
Changes in working capital items	(29,154)	(16,131)
Other operating activities	(6,452)	(219)
Net cash provided by operating activities	43,336	76,906

Cash flows from investing activities:
Capital expenditures	(33,180)	(37,107)
Acquisitions, net of cash acquired	(5,825)	(15,341)
Other investing activities	374	(1,269)
Net cash used in investing activities	(38,631)	(53,717)

Cash flows from financing activities:
Net payments from long-term debt	27,780	(31,442)
Purchases of treasury stock	(20,525)	(2,818)
Dividends	(24,063)	(21,184)
Other financing activities	12,712	(913)
Net cash used in financing activities	(4,096)	(56,357)

Effect of exchange rate changes on cash	35	1,049

Net change in cash and cash equivalents	$644	$(32,119)

Matthews International Reports Results for Fiscal 2024 Third Quarter

August 1, 2024
Reconciliations of Non-GAAP Financial Measures

Included in this report are measures of financial performance that are not defined by GAAP, including, without limitation, adjusted EBITDA, adjusted net income and EPS, constant currency sales, constant currency adjusted EBITDA, net debt and net debt leverage ratio. The Company defines net debt leverage ratio as outstanding debt (net of cash) relative to adjusted EBITDA. The Company uses non-GAAP financial measures to assist in comparing its performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect the Company’s core operations including acquisition and divestiture costs, ERP integration costs, strategic initiative and other charges (which includes non-recurring charges related to certain commercial and operational initiatives and exit activities), stock-based compensation and the non-service portion of pension and postretirement expense. Constant currency sales and constant currency adjusted EBITDA remove the impact of changes due to foreign exchange translation rates. To calculate sales and adjusted EBITDA on a constant currency basis, amounts for periods in the current fiscal year are translated into U.S. dollars using exchange rates applicable to the comparable periods of the prior fiscal year. Management believes that presenting non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items that management believes do not directly reflect the Company's core operations, (ii) permits investors to view performance using the same tools that management uses to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company's calculations of its non-GAAP financial measures, however, may not be comparable to similarly titled measures reported by other companies. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provided herein, provide investors with an additional understanding of the factors and trends affecting the Company’s business that could not be obtained absent these disclosures.

Matthews International Reports Results for Fiscal 2024 Third Quarter

August 1, 2024
ADJUSTED EBITDA RECONCILIATION (Unaudited)
(In thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023
Net income	$1,777	$8,671	$8,501	$21,443
Income tax (benefit) provision	(8,829)	(558)	(10,677)	4,136
(Loss) income before income taxes	$(7,052)	$8,113	$(2,176)	$25,579
Net loss attributable to noncontrolling interests	—	67	—	125
Interest expense, including RPA and factoring financing fees (1)	14,005	12,136	40,539	35,944
Depreciation and amortization *	23,657	23,936	70,441	71,813
Acquisition and divestiture related items (2)**	2,266	308	5,565	4,445
Strategic initiatives and other charges (3)**	6,246	4,694	17,128	7,755
Highly inflationary accounting losses (primarily non-cash) (4)	185	1,826	895	3,074
Stock-based compensation	5,331	5,023	14,309	13,635
Non-service pension and postretirement expense (5)	108	85	327	1,556
Total Adjusted EBITDA	$44,746	$56,188	$147,028	$163,926
Adjusted EBITDA margin	10.5%	11.9%	10.9%	11.7%

(1) Includes fees for receivables sold under the RPA and factoring arrangements totaling $1,225 and $1,212 for the three months ended June 30, 2024 and 2023, respectively, and $3,638 and $2,758 for the nine months ended June 30, 2024 and 2023, respectively.

(2) Includes certain non-recurring items associated with recent acquisition and divestiture activities.
(3) Includes certain non-recurring costs associated with commercial, operational and cost-reduction initiatives, and costs associated with global ERP system integration efforts. Fiscal 2024 also includes legal costs related to an ongoing dispute with Tesla, which totaled $3,166 and $8,138 for the three and nine months ended June 30, 2024, respectively. Fiscal 2023 includes loss recoveries totaling $2,154 for the nine months ended June 30, 2023, which were related to a previously disclosed theft of funds by a former employee initially identified in fiscal 2015.

(4) Represents exchange losses associated with highly inflationary accounting related to the Company's Turkish subsidiaries.
(5) Non-service pension and postretirement expense includes interest cost, expected return on plan assets, amortization of actuarial gains and losses, curtailment gains and losses, and settlement gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. Curtailment gains and losses and settlement gains and losses are excluded from adjusted EBITDA since they generally result from certain non-recurring events, such as plan amendments to modify future benefits or settlements of plan obligations. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

* Depreciation and amortization was $7,073 and $5,807 for the Memorialization segment, $5,796 and $5,815 for the Industrial Technologies segment, $9,702 and $11,164 for the SGK Brand Solutions segment, and $1,086 and $1,150 for Corporate and Non-Operating, for the three months ended June 30, 2024 and 2023, respectively. Depreciation and amortization was $20,400 and $17,092 for the Memorialization segment, $17,744 and $17,584 for the Industrial Technologies segment, $28,943 and $33,543 for the SGK Brand Solutions segment, and $3,354 and $3,594 for Corporate and Non-Operating, for the nine months ended June 30, 2024 and 2023, respectively.
** Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $1,108 and $270 for the Memorialization segment, $4,490 and $120 for the Industrial Technologies segment, $1,473 and $3,897 for the SGK Brand Solutions segment, and $1,441 and $715 for Corporate and Non-Operating, for the three months ended June 30, 2024 and 2023, respectively. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $2,204 and $981 for the Memorialization segment, $14,288 and $3,494 for the Industrial Technologies segment, $2,694 and $7,028 for the SGK Brand Solutions segment, and $3,507 and $697 for Corporate and Non-Operating, for the nine months ended June 30, 2024 and 2023, respectively.

Matthews International Reports Results for Fiscal 2024 Third Quarter

August 1, 2024
ADJUSTED NET INCOME AND EPS RECONCILIATION (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,				Nine Months Ended June 30,
	2024		2023		2024		2023
		per share		per share		per share		per share
Net income attributable to Matthews	$1,777	$0.06	$8,738	$0.28	$8,501	$0.27	$21,568	$0.69
Acquisition and divestiture costs (1)	1,626	0.05	233	—	4,036	0.13	3,248	0.10
Strategic initiatives and other charges (2)	6,715	0.22	4,129	0.14	15,812	0.51	7,069	0.23
Highly inflationary accounting losses (primarily non-cash) (3)	185	0.01	1,826	0.06	895	0.03	3,074	0.10
Non-service pension and postretirement expense (4)	82	—	64	—	246	0.01	1,167	0.04
Amortization	6,777	0.22	7,980	0.26	20,843	0.67	23,624	0.76
Tax-related (5)	136	—	—	—	136	—	—	—
Adjusted net income	$17,298	$0.56	$22,970	$0.74	$50,469	$1.62	$59,750	$1.92

Note: Adjustments to net income for non-GAAP reconciling items were calculated using an income tax rate of 13.0% and 18.8% for the three and nine months ended June 30, 2024, respectively, and 24.1% and 25.3% for the three and nine months ended June 30, 2023, respectively.
(1) Includes certain non-recurring costs associated with recent acquisition and divestiture activities.
(2) Includes certain non-recurring costs associated with commercial, operational and cost-reduction initiatives, and costs associated with global ERP system integration efforts. Fiscal 2024 also includes legal costs related to an ongoing dispute with Tesla, which totaled $3,166 and $8,138 for the three and nine months ended June 30, 2024, respectively. Fiscal 2023 includes loss recoveries totaling $2,154 for the nine months ended June 30, 2023, which were related to a previously disclosed theft of funds by a former employee initially identified in fiscal 2015.

(3) Represents exchange losses associated with highly inflationary accounting related to the Company's Turkish subsidiaries.
(4) Non-service pension and postretirement expense includes interest cost, expected return on plan assets, amortization of actuarial gains and losses, curtailment gains and losses, and settlement gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. Curtailment gains and losses and settlement gains and losses are excluded from adjusted EBITDA since they generally result from certain non-recurring events, such as plan amendments to modify future benefits or settlements of plan obligations. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

(5) Represents tax-related items incurred in connection with the derecognition of deferred tax assets for a joint venture that is being terminated.

Matthews International Reports Results for Fiscal 2024 Third Quarter

August 1, 2024
CONSTANT CURRENCY SALES AND ADJUSTED EBITDA RECONCILIATION (Unaudited)
(In thousands)

	Memorialization	Industrial Technologies	SGK Brand Solutions	Corporate and Non-Operating	Consolidated
Reported sales for the quarter ended June 30, 2024	$202,664	$91,731	$133,438	$—	$427,833
Changes in foreign exchange translation rates	147	1,398	2,559	—	4,104
Constant currency sales for the quarter ended June 30, 2024	$202,811	$93,129	$135,997	$—	$431,937

Reported sales for the nine months ended June 30, 2024	$632,891	$319,241	$396,910	$—	$1,349,042
Changes in foreign exchange translation rates	(256)	(3,277)	2,873	—	(660)
Constant currency sales for the nine months ended June 30, 2024	$632,635	$315,964	$399,783	$—	$1,348,382

Reported adjusted EBITDA for the quarter ended June 30, 2024	$38,737	$4,196	$16,054	$(14,241)	$44,746
Changes in foreign exchange translation rates	25	217	168	21	431
Constant currency adjusted EBITDA for the quarter ended June 30, 2024	$38,762	$4,413	$16,222	$(14,220)	$45,177

Reported adjusted EBITDA for the nine months ended June 30, 2024	$122,051	$23,846	$44,317	$(43,186)	$147,028
Changes in foreign exchange translation rates	122	(292)	299	(86)	43
Constant currency adjusted EBITDA for the nine months ended June 30, 2024	$122,173	$23,554	$44,616	$(43,272)	$147,071

Matthews International Reports Results for Fiscal 2024 Third Quarter

August 1, 2024
NET DEBT AND NET DEBT LEVERAGE RATIO RECONCILIATION (Unaudited)
(Dollars in thousands)

	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023

Long-term debt, current maturities	$5,476	$5,419	$4,948	$3,696
Long-term debt	824,745	837,357	857,423	786,484
Total debt	830,221	842,776	862,371	790,180

Less: Cash and cash equivalents	(42,745)	(45,497)	(37,921)	(42,101)

Net Debt	$787,476	$797,279	$824,450	$748,079

Adjusted EBITDA (trailing 12 months)	$208,911	$220,353	$222,000	$225,809

Net Debt Leverage Ratio	3.8	3.6	3.7	3.3

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